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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT



The Partners of
FFP Partners, L.P.:


We consent to the inclusion of our report dated March 14, 1997, with respect to the consolidated balance sheets of FFP Partners, L.P. and subsidiaries as of December 29, 1996 and December 31, 1995, and the related consolidated statements of operations, partners' capital, cash flows, and the financial statement schedule for each of the years in the three-year period ended December 29, 1996, which report appears in the proxy statement of FFP Partners, L.P. dated
December 8, 1997, and to the reference to our firm under the heading "Experts" in the proxy statement.


                                          KPMG Peat Marwick LLP


Fort Worth, Texas
December 8, 1997